EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 8, 2006, relating to the financial statements of IEX Corporation which appears in NICE-Systems Ltd.’s Current Report on Form 6-K dated September 12, 2007. We also consent to the reference to us under the heading ‘‘Experts’’ in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
September 18, 2007